EXHIBIT 4.13

NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATES SECURITIES LAWS IN RELIANCE UPON APPLICABLE EXEMPTIONS THEREUNDER.  THIS NOTE MAY CONSTITUTE A “SECURITY” FOR THE PURPOSES OF SUCH LAWS, AND, AS SUCH, MAY NOT BE FURTHER SOLD OR TRANSFERRED BY THE HOLDER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION THEREUNDER APPLICABLE TO SUCH SALE OR TRANSFER.

CONVERTIBLE NOTE

EPICEDGE, INC.

$500,000.00

Date: November 1, 2000

FOR VALUE RECEIVED, EpicEdge, Inc., a Texas corporation (the “Company”), promises to pay to the registered holder, Carl R. Rose, his successors and assigns (in each case, “Payee”), the sum of Five Hundred Thousand Dollars ($500,000), plus interest at the rate of eight percent (8%) per annum accruing from the date hereof on the unpaid indebtedness hereof until finally paid.  Such principal and accrued interest shall be paid by the Company in lawful money of the United States of America, at the Company’s offices in Houston, Texas, or at such other place as may be designated in writing by the Company to Payee as follows:

(a)           Accrued and unpaid interest hereunder shall be payable in cash upon maturity or in shares of the Company’s Common Stock upon conversion as provided in Section 3.

(b)           All outstanding principal and unpaid accrued interest shall be finally due and payable on December 1, 2001 (the “Maturity Date”) unless otherwise pre-paid pursuant to Section 1.

1.             Prepayment; Demand for Prepayment.

(a)           The principal or interest hereunder may be prepaid at any time without penalty or premium; provided, however, that the Company shall provide at least (10) days prior written notice to Payee, and Payee may elect to exercise its conversion rights hereunder with respect to the indebtedness to be prepaid prior to receipt of such prepayment.

(b)           In the event the Company consummates the sale of its subsidiary, IPS Associates, Inc. (“IPS”), Payee may make demand (the “Demand”) upon the Company for prepayment in full of the outstanding amounts due hereunder; provided, however, that Payee must make such Demand within thirty (30) days of the consummation of the sale by the Company of IPS.

2.             Default.  In the event of (i) any failure by the Company to make any payment of principal or interest hereunder within ten (10) days after written notice of default in such payment from Payee has been received by the Company, (ii) the filing of a petition by or against the Company under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act (for bankruptcy or reorganization or other relief), or (iii) any assignment by the Company for the benefit of its creditors, Payee may, at Payee’s option, declare the entire unpaid balance hereof immediately due and payable.  Any delay on the part of Payee in exercising any rights hereunder shall not operate as a waiver of such rights; acceptance of any payment after its due date shall not be deemed a waiver of the right to require prompt payment when due of all other sums; and acceptance of any payment after Payee has declared the entire indebtedness due and payable shall not cure any default of the Company or operate as a waiver of any rights of Payee hereunder.  Upon default, the Company agrees to pay all costs and reasonable actual attorneys= fees for collection of this debt instrument.

3.             Conversion Rights.

(a)           Terms.  Payee shall have the right from time to time to convert (the “Conversion Right”) any or all of the unpaid indebtedness hereof (including accrued but unpaid interest) into shares of the Company’s common stock, par value $.01 (the “Common Stock”), at a conversion rate of fifty cents ($0.50) of indebtedness per share of Common Stock (the “Conversion Rate”).  Such Conversion Right may be exercised at any time prior to the Maturity Date.  To effect such conversion, Payee must tender to the Company at its offices in Houston, Texas, this Note together with a written notice of exercise of such Conversion Right stating the amount of indebtedness being converted.  Upon the giving of the notice of conversion and receipt of this Note as hereinabove provided, no further interest shall accrue upon the converted indebtedness hereof, and the Company shall issue to Payee a certificate evidencing the shares of Common Stock to which Payee is entitled in proper form.  The Company will pay any documentary stamp taxes attributable to the initial issuance of shares of its Common Stock upon conversion of any indebtedness represented hereby.

(b)           Adjustments.  In the event of any stock dividend, split, combination or reclassification directly affecting the then outstanding Common Stock, the then effective Conversion Rate at which the indebtedness evidenced by this Note may be converted into shares of Common Stock shall be proportionately adjusted, upward or downward, to prevent dilution or enlargement of the rights of Payee, effective at the close of business on the date of such dividend, split, combination or reclassification.  In the event the Common Stock shall be changed into another kind of capital stock or debt (otherwise then through a stock dividend, split, combination or reclassification) or shall represent the right to receive some other security or property, as a result of any capital reorganization or any merger or consolidation with another corporation in which the Company is not the surviving corporation, or any sale of all or substantially all of the assets of the Company to another corporation, such debt shall (subject to further adjustment in conversion price as herein provided) thereafter entitle Payee to acquire upon conversion hereof the kind and number of shares of stock or other securities or property to which Payee would have been entitled if Payee had converted this Note into Common Stock immediately prior to such capital reorganization, merger, consolidation or sale of assets.  If the Conversion Rate shall be adjusted as provided in this Section 3(b), the Company shall forthwith prepare a statement signed by the Chairman of the Board, the President, any Vice President, the Secretary or the Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment.  The Company shall forthwith cause such statement to be sent by first class mail, postage prepaid, to Payee at its address appearing upon the Company’s register.

(c)           Transfer to Comply with the Securities Act of 1933.  Neither this Note nor any of the shares of Common Stock of the Company issued upon conversion of this Note, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable U.S. federal and state securities or blue sky laws and the terms and conditions hereof.  Each certificate for the Common Stock issued pursuant to the conversion hereof, shall bear a legend substantially in the form as set forth on the face hereof.

(d)           Company Liquidation.  In the event a voluntary or involuntary dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of the assets of the Company) is at any time proposed, the Company shall give at least ten (10) days’ written notice to Payee prior to the record date as of which holders of Common Stock will be entitled to receive distributions as a result of the proposed transaction.  Such notice shall contain:  (i) the date on which the transaction is to take place, (ii) the record date as of which holders of Common Stock will be entitled to receive distributions as a result of the transaction, (iii) a brief description of the transaction, (iv) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction, and (v) an estimate of the fair value of the distributions.  On the date of the transaction, if it actually occurs, the Conversion Right granted under this Note shall terminate.

(e)           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  Instead of any fractional share that would otherwise be issuable upon conversion, the Company will pay a cash adjustment with respect to such fractional share in an amount equal to the same fraction of the then effective conversion rate.

(f)            Reservation of Shares.  The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion rights of this Note.  Shares of Common Stock deliverable upon the conversion of this Note shall, at delivery, be fully paid and nonassessable, free from all taxes, liens and charges arising out of their issuance.  In the case of the conversion of less than all of the indebtedness of this Note, the Company shall cancel this Note and execute and deliver a new Note of like tenor and date for the balance of the unpaid and unconverted indebtedness.

4.             Registration Rights.

(a)           Demand Registration Rights.

(i)            Request for Registration.  At any time after the date that is six (6) months from the date hereof, upon the written request of Payee for the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the Common Stock issuable upon conversion hereof for sale in the manner specified in such notice, Payee shall be obligated to convert this Note into shares of Common Stock and the Company shall be obligated to file a registration statement with respect to such shares of Common Stock within sixty (60) days of such request and shall use its reasonable best efforts to have such registration statement declared effective as soon thereafter as practicable; provided, however, that the Company shall not be required to file more than one (1) registration statement in total under this Section 3(a).  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to effect a registration pursuant to this Section 3(a) within ninety (90) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which Payee shall have been entitled to join pursuant to Section 3(b).

(ii)           Limitations on Demand Registrations.

(A)          The Company may postpone the filing of any registration statement requested under this Section 3 for a reasonable period of time, not to exceed ninety (90) days after receipt of the request if the Company furnishes to Payee requesting a registration statement a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the judgment of the Board of Directors of the Company, a required registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(B)           Notwithstanding anything herein to the contrary, if a required registration requested under this Section 3 is withdrawn or otherwise fails to become effective, such request for registration shall not be considered in calculating the number of required registrations available to Payee hereunder if (i) the failure for such registration statement to become effective is a result of the failure of the Company to comply with its covenants and agreements hereunder, (ii) such registration is withdrawn by Payee because it has learned of a material adverse change in the condition, business or prospects of the Company not known to Payee at the time of its request, of which the Company had knowledge at the time of the request; or (iii) such registration is withdrawn by Payee requesting such registration because of market conditions outside the control of the Company or Payee.

(b)           Piggyback Registration.

(i)            Each time that the Company proposes for any reason to register any of its Common Stock under the Securities Act in connection with the proposed offer and sale of its Common Stock for money either for its own account or on behalf of any other security holder (each, a “Proposed Registration”), other than pursuant to a registration statement on Form S-3, Form S-4, or Form S-8, or any successor forms thereto, the Company shall promptly give written notice of such Proposed Registration to Payee and shall offer Payee the right to request inclusion of the Common Stock issuable upon conversion hereof in the Proposed Registration.

(ii)           Payee shall have thirty (30) days from the receipt of such notice to deliver to the Company a written request specifying the number of shares of Common Stock Payee intends to sell and the holder’s intended method of disposition.

(iii)          In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering, the Company shall so advise as part of the written notice given pursuant to Section 3(b)(i), and any request under Section 3(b)(ii) must specify that the shares of Common Stock be included in the underwriting on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration.

(iv)          Upon receipt of a written request pursuant to Section 3(b)(ii), the Company shall promptly use its best efforts to cause all such shares of Common Stock held by Payee to be registered under the Securities Act (and included in any related qualifications under blue sky laws or other compliance), to the extent required to permit sale or disposition as set forth in the Proposed Registration.

(v)           In the event that the offering is to be an underwritten offering, the Payee proposing to distribute its shares of Common Stock through such underwritten offering agrees to enter into an underwriting agreement and a customary lock-up agreement with the underwriter or underwriters selected for such underwriting by the Company.

(vi)          If in the good faith judgment of the managing underwriter in any underwritten offering, the inclusion of all of the shares of Common Stock and any other Common Stock held by Payee requested to be registered would interfere with the success of such offering, then the number of shares of Common Stock held by Payee and other Common Stock to be included in the offering (except for shares to be issued by the Company in an offering initiated by the Company) shall be reduced to such smaller number as, in the opinion of such underwriter, can successfully be sold with the participation in such offering by Payee and the other holders of Common Stock.

5.             Waiver.  Except as otherwise set forth herein, the Company and all endorsers, sureties, and guarantors hereof hereby jointly and severally waive all exemption rights under any applicable law, and also waive presentment for payment, demand, notice of nonpayment, valuation, appraisement, protest, demand, dishonor, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices, and without further notice hereby consent to all renewals, extensions, or partial payments either before or after maturity.

6.             Highest Lawful Rate.  It is expressly stipulated and agreed to be the intent of Company and Payee at all times to comply with the applicable state and federal law governing the maximum rate or amount of interest payable on or in connection with this Note (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under state law).  If the applicable law is ever judicially interpreted so as to make the amount of interest exceed any applicable law or regulation, or render usurious any amount called for under this Note, or under any of the other documents evidencing or relating to this Note or any part thereof (collectively, the “Agreements”), or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note (the “Loan”), or if acceleration of the maturity of this Note or if any prepayment by the Company results in the Company having paid any interest in excess of that permitted by law, then it is the Company’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to The Company), and the provisions of this Note and the other Agreements immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to permit the recovery of the fullest amount called for hereunder and thereunder, while complying in all respects with applicable law.  The right to accelerate the maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Payee does not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Payee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling.  Notwithstanding any provision contained in this Note or in any of the other Agreements that permits the compounding of interest, including without limitation any provision by which any of the accrued interest is added to the principal amount of this Note, the total amount of interest that the Company is obligated to pay and Payee is entitled to receive with respect to this Note shall not exceed the amount calculated on a simple (i.e., non-compounded) interest basis at the Highest Lawful Rate on principal amounts actually advanced to or for the account of the Company, including the initial principal amount of this Note and any advances made pursuant to any of the Agreements (such as for the payment of taxes, insurance premiums and the like).  As used herein, the term “Highest Lawful Rate” shall mean the maximum non-usurious rate of interest which may be lawfully contracted for, charged, taken, reserved or received by Payee from the Company in connection with the Loan under the applicable state law (or applicable United States federal law, to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under state law).

7.             Business Purposes.  The Company hereby represents and warrants to Payee that the loan evidenced hereby is a “contract under which credit is extended for business, commercial, investment, or other similar purpose,” and is not a loan for “personal, family, household, or agricultural use,” within the meaning of the applicable Texas statutes.

8.             GOVERNING LAW.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

9.             No Rights as Shareholder.  This instrument does not entitle the holder to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed.  No dividends are payable or will accrue on this instrument or the shares of Common Stock into which the principal amount hereof may be converted until, and except to the extent that, the conversion right granted in this instrument is exercised.

10.           Severability.  If any provisions of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Note to be executed on the date first written above.

EPICEDGDE, INC.

By:	/s/ Paul Ruiz

Its:	Chief Financial Officer

CONVERSION FORM

The undersigned hereby:

(1)           Irrevocably elects to convert $                        of the indebtedness of this instrument into shares of the Common Stock of EpicEdge, Inc. in accordance with the terms of said instrument;

(2)           Requests that a certificate for such shares be issued in the name of the undersigned and delivered to the undersigned at the address below; and

(3)           Requests that, if such indebtedness is not all the unpaid indebtedness under said instrument, a new instrument of like tenor for the balance of the unpaid and unconverted indebtedness of said instrument be issued in the name of the undersigned and delivered to the undersigned at the address below.

Date:	SIGNATURE:

(Please sign exactly as name appears on face of instrument)

Address:

Taxpayer Identification Number: